FOR IMMEDIATE RELEASE

Hill International Receives More Than $9.4 Million from Libya’s ODAC

PHILADELPHIA, PA and TRIPOLI, LIBYA - December 4, 2019 (GLOBE NEWSWIRE) - Hill International, Inc. (NYSE:HIL), (“Hill” or the “Company”), the global leader in managing construction risk, announced today that it has received additional partial payments of more than $9.4 million against the approximately $42 million outstanding accounts receivable that the Company had been owed from the Organization for the Development of Administrative Centres (“ODAC”), an agency of the Libyan national government.

Including payments made in 2013, 2014, and 2018, Hill has now collected approximately $23 million against its original accounts receivable balance outstanding at the time when the Libyan civil unrest began in February 2011. Hill’s remaining accounts receivable balance with the ODAC is now down to approximately $32 million. The Company previously reserved the entire net accounts receivable from the ODAC. “We are extremely pleased to have received this payment,” said Raouf Ghali, Hill’s Chief Executive Officer. “This is another major step in collecting our outstanding receivables from our client ODAC and ultimately getting back to work in Libya.”

About Hill International

Hill International, with approximately 2,700 professionals in more than 50 offices worldwide, provides program management, project management, construction management, and other consulting services to clients in a variety of market sectors. Engineering News-Record magazine recently ranked Hill as the eighth-largest construction management firm in the United States. For more information on Hill, please visit our website at www.hillintl.com.

Forward Looking Statements

Certain statements contained herein may be considered "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and it is our intent that any such statements be protected by the safe harbor created thereby. Except for historical information, the matters set forth herein including, but not limited to, any statements of belief or intent, any statements concerning our plans, strategies, and objectives for future operations are forward-looking statements. These forward-looking statements are based on our current expectations, estimates and assumptions and are subject to certain risks and uncertainties. Although we believe that the expectations, estimates, and assumptions reflected in our forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements. Important factors that could cause our actual results to differ materially from estimates or projections contained in our forward-looking statements are set forth in the Risk Factors section and elsewhere in the reports we have filed with the Securities and Exchange Commission, including that unfavorable global economic conditions may adversely impact our business, our backlog may not be fully realized as revenue, and our expenses may be higher than anticipated. We do not intend, and undertake no obligation, to update any forward-looking statement.

Hill International, Inc.
Elizabeth J. Zipf, LEED AP BD+C
Senior Vice President
Hill International, Inc.
One Commerce Square
2005 Market Street, 17th Floor
Philadelphia, PA 19103
(215) 309-7707
elizabethzipf@hillintl.com

Hill International, Inc.
Todd Weintraub
Senior Vice President and Chief Financial Officer
(215) 309-7951
toddweintraub@hillintl.com

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